                                                                  EXHIBIT 10.4

                       EMPLOYMENT CONTINUATION AGREEMENTS
                       ----------------------------------

        Attached is a copy of the Employment Continuation Agreement executed between Society Corporation and the following executive officers of Society as of the dates indicated:


                                DECEMBER 5, 1990
                                ----------------

                               Patrick V. Auletta
                                James S. Bingay
                               R. Bruce Campbell
                              Lawrence J. Carlini
                                George H. Cress
                                  Donald Cruse
                               Frederick A. Deal
                                James A. Fishell
                              Robert W. Gillespie
                               Allen J. Gula, Jr.
                               Michael J. Hammes
                              Douglas L. Hawthorne
                               Robert B. Heisler
                                Anthony Heyworth
                               Michael P. Malone
                               D. Allen McDaniel
                               Henry L. Meyer III
                                A. Jay Meyerson
                                Bruce C. Murray
                                  Roger Noall
                               Robert M. Patrick
                                Frank G. Ponchak
                                William J. Simon
                                Martin J. Walker
                                Stephen E. Wall
                                 James J. Wert

                                FEBRUARY 1, 1991
                                ----------------

                                Daniel J. Gannon
                              Carl C. Heintel, Jr.

                                FEBRUARY 8, 1991
                                ----------------

                               Michael D. Hansen

                                   AGREEMENT



  This AGREEMENT ("Agreement"), made as of the __ day of _________, 19__, between SOCIETY CORPORATION, an Ohio corporation ("Society"), and ____________________________ (the "Executive"),

                              W I T N E S S E T H:
                              - - - - - - - - - -

  WHEREAS, Society has determined that, in light of the importance of the Executive's continued services to the continuity of management of Society and its Subsidiaries (as defined in Section 1 below), it is in Society's best interest to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control (as defined in Section 1 below) of Society;

  NOW, THEREFORE, Society and the Executive agree as follows:

  1. Definitions.
     -----------

 (a) ACCOUNTING FIRM. The term "Accounting Firm" means the independent auditors of Society for the fiscal year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this





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Agreement, Society shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Society or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

  (b) AGGREGATE INCENTIVE COMPENSATION AWARD. The term "Aggregate Incentive Compensation Award" with respect to the Executive for any year shall mean the aggregate incentive compensation awards (whether paid in cash, deferred, or a combination of both) payable to the Executive under both the Society Management Incentive Compensation Plan and the Society Long Term Incentive Compensation Plan for that year. For these purposes, an incentive compensation award payable to the Executive under the Society Long Term Incentive Compensation Plan with respect to any three-year period will be deemed to be "for" the last year of that three-year period. Thus, for example, the incentive compensation award payable to the Executive under the Society Long Term Incentive Compensation Plan with respect to the three year period comprised of 1988, 1989, and 1990 will be deemed to be "for" 1990 (without regard to the time of payment), the entire award under that plan for that period will be part of the Aggregate Incentive Compensation Award for 1990, and no part of the award under




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that plan for that period will be part of the Aggregate Incentive Compensation
Award for any year other than 1990.

                (c) AVERAGE ANNUAL INCENTIVE COMPENSATION. The term "Average Annual Incentive Compensation" shall mean the greater of:

        (i) the average of the three highest Aggregate Incentive Compensation Awards payable to the Executive for any of the years during the five-year period ended on the December 31 immediately preceding the Termination Date, or

        (ii) the average of the three highest Aggregate Incentive Compensation Awards payable to the Executive for any of the years during the five-year period ended on the December 31 immediately preceding the first Change of Control occurring after the execution of this Agreement.

                (d) CAUSE. The employment of the Executive by Society or any of its Subsidiaries shall have been terminated for "Cause" if, after a Change of Control and prior to the termination of employment, any of the following has occurred:

        (i) the Executive shall have been convicted of a felony,

        (ii) the Executive commits an act or series of acts of dishonesty in the course of the Executive's employment which are materially inimical to the best interests of Society or a Subsidiary and which constitutes the commission of a felony, all as determined by the vote of three fourths of all of the members of the Board of Directors of Society (other than the Executive, if the Executive is a Director of Society) which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination, or

        (iii) after being notified in writing by the Board of Directors of Society to cease the Competitive Activity in question, the Executive





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    shall intentionally continue to engage in such Competitive Activity while the  Executive remains in the employ of Society or a Subsidiary.

         (e) CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if at any time or from time to time after the date of this Agreement:

         (i) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition of 25% or more of the voting stock of Society in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended),

        (ii) during any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the directors of Society cease for any reason to constitute at least a majority thereof unless the election of each new director of Society was approved or recommended by the vote of at least two-thirds of the directors of Society then still in office who were directors of Society at the beginning of any such period,

        (iii) Society merges with or into or consolidates with another corporation and, after giving effect to such merger or consolidation, less than sixty percent (60%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of Society outstanding immediately prior to such merger or consolidation,

        (iv) there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Society, or

        (v) the shareholders of Society shall approve any plan or proposal for the liquidation or dissolution of Society.

                (f) COMPETITIVE ACTIVITY. The Executive shall be deemed to have engaged in "Competitive Activity" if the Executive:





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        (i) engages in any business or business activity in which Society or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Society or any of its Subsidiaries), or

        (ii) serves as a director, officer, or employee of any bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking or securities company, or other financial services company other than Society or any of its Subsidiaries (each of the foregoing being hereinafter referred to as a "Financial Services Company"), or renders services of a consultative or advisory nature or otherwise to any such Financial Services Company; provided, however, this clause (ii) shall not prohibit or restrict the Executive from serving in any such capacity with the consent of Society.

                (g) DAY. A "day" as used in this Agreement means a calendar day unless business day is specifically referred to.

                (h) FULL-TIME EMPLOYMENT WITH AN UNAFFILIATED EMPLOYER. "Full-time Employment with an Unaffiliated Employer" means full-time (more than 30 hours per week) employment at either a base salary, hourly rate, partnership interest, or other form of participation, which will result in annual compensation to the Executive of at least 75% of the annual base salary of the Executive with Society and its Subsidiaries at the highest rate in effect at any time from one year prior to the Change of Control to the Termination Date, but does not include employment by (i) a corporation or other firm organized or formed by the Executive as a new business (including, without limitation, a consulting




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business) after the Termination Date, or (ii) a corporation or other firm the majority of the equity interests of which were acquired by the Executive and/or the Executive's immediate family members after the Termination Date.

                (i) NON-WINDOW VOLUNTARY RESIGNATION. A "Non-Window Voluntary Resignation" shall have occurred if the Executive, on any day during the two-year period beginning on the date of a Change of Control other than any day that falls within the Window Period, terminates the Executive's employment with Society and all its subsidiaries by voluntarily resigning, unless during that two year period and prior to the Executive's voluntary resignation, there has occurred a Reduction of Base Salary or a Mandatory Relocation; provided further, in the event that there has been more than one Change of Control, there shall not be a Non-Window Voluntary Resignation if the Termination Date occurs during the Window Period with respect to any of the Changes of Control.

                (j) PERMITTED EMPLOYMENT TERMINATION. A "Permitted Employment Termination" shall have occurred if, after a Change of Control, the employment of the Executive by Society or any of its Subsidiaries is terminated:

        (i)  by Society or its Subsidiary, for Cause,

        (ii) by Society, its Subsidiary, or the Executive by reason of disability of the Executive, as a result of accidental bodily injury or sickness for a period of 180 consecutive days, but only if the Executive begins to receive payments under the Society Long Term Disability Plan, or

        (iii) by the death of the Executive.





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                (k) REDUCTION OF BASE SALARY OR A MANDATORY RELOCATION. A
"Reduction of Base Salary or a Mandatory Relocation" shall have occurred if either of the following has occurred:

        (i) after a Change of Control, the base salary of the Executive is at any time reduced, or

        (ii) after a Change of Control, the Executive is required to relocate the Executive's principal place of employment for Society or its Subsidiary more than 35 miles from where the Executive was located prior to the Change of Control.

                (l) SOCIETY LONG TERM DISABILITY PLAN. The term "Society Long Term Disability Plan" means and includes the Amended and Restated Society Corporation Long Term Disability Plan as from time to time amended, restated, or otherwise modified, including any long term disability plan hereafter succeeding, replacing, or being substituted for such plan.

                (m) SOCIETY LONG TERM INCENTIVE COMPENSATION PLAN. The term "Society Long Term Incentive Compensation Plan" means and includes the Society Corporation Long Term Incentive Compensation Plan (January 1, 1990 Restatement) as from time to time amended, restated, or otherwise modified, including any incentive compensation plan hereafter succeeding, replacing, or being substituted for such plan.

                (n) SOCIETY MANAGEMENT INCENTIVE COMPENSATION PLAN. The term "Society Management Incentive Compensation Plan" means and includes the Society Corporation Management Incentive Compensation Plan (January 1, 1990 Restatement) as from time to time amended, restated, or




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otherwise modified, including any incentive compensation plan hereafter succeeding, replacing, or being substituted for such plan.

                (o) SOCIETY RETIREMENT PLANS. The term "Society Retirement Plans" means and includes the Retirement Plan for Employees of Society Corporation and Subsidiaries (January 1, 1986 Restatement), the Society Corporation Excess Benefit Retirement Plan (April 26, 1990 Amendment and Restatement), and the Society Corporation Supplemental Retirement Plan (April 26, 1990 Amendment and Restatement), in all cases, as from time to time amended, restated, or otherwise modified, including any plan hereafter succeeding, replacing, or being substituted for any such plan, and all retirement plans of any nature (including, without limitation, retirement benefits or rights provided under employment contracts or agreements with the Executive or provided in resolutions adopted by the Board of Directors of Society or any of its Subsidiaries) maintained by Society or any of its Subsidiaries in which the Executive was participating prior to the Termination Date.

                (p) SOCIETY SAVINGS PLANS. The term "Society Savings Plans" means and includes the Society Corporation Employee Stock Purchase and Savings Plan (January 1, 1989 Restatement) and the Amended and Restated Society Corporation Supplemental Stock Purchase and Savings Plan, in both cases, as from time to time amended, restated, or otherwise modified, including any plan hereafter




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succeeding, replacing, or being substituted for either such plan, and all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under
Section 401(k) of the Internal Revenue Code), maintained by Society or any of its Subsidiaries in which the Executive was participating prior to the Termination Date.

                (q) SOCIETY SUPPLEMENTAL RETIREMENT PLAN. The term "Society Supplemental Retirement Plan" means and includes the Society Corporation Supplemental Retirement Plan (April 26, 1990 Amendment and Restatement) as from time to time amended, restated, or otherwise modified, including any supplemental retirement plan hereafter succeeding, replacing, or being substituted for such plan.

                (r) SUBSIDIARY. A "Subsidiary" means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Society.

                (s) TERMINATION DATE. The term "Termination Date" means the date on which the Executive's employment with Society and its Subsidiaries terminates.

                (t) WINDOW PERIOD. The term "Window Period," with respect to any Change of Control, means the three-month period beginning on the date that falls on same day of the month as the date of the Change of Control in the




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fifteenth month after the month in which the Change of Control occurs.

        2. COMPENSATION CONTINUATION, SEVERANCE, AND OTHER BENEFITS IF EMPLOYMENT IS TERMINATED WITHIN TWO YEARS OF A CHANGE OF CONTROL. If, within two years following the occurrence of a Change of Control, the Executive's employment with Society and its Subsidiaries is terminated for any reason (whether by Society or its Subsidiary or by resignation of the Executive), other than a Non-Window Voluntary Resignation or a Permitted Employment Termination, this Section 2 shall become applicable and Society, either directly or through one or more of its Subsidiaries, shall pay to the Executive the amounts specified in Paragraphs (a) and (b) of this Section 2 on the dates indicated therein and shall provide to the Executive the benefits specified in Paragraphs (c) and (d) of this Section 2 for the period specified therein:

                (a) Society or a Subsidiary shall pay to the Executive monthly compensation continuation payments for 24 months (commencing on the fifteenth day of the month following the month in which the Termination Date occurs and continuing on the fifteenth day of each of the next succeeding 23 months). The amount of each such monthly payment shall be the sum of (i) one month's base salary of the Executive (at the highest rate in effect at any time from one year prior to the Change of Control to the Termination Date), plus (ii)





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one-twelfth (1/12) of the Executive's Average Annual Incentive Compensation.

                (b) Society or a Subsidiary shall pay to the Executive, within 10 business days after the Termination Date, a lump sum severance payment in an amount equal to six times the amount of the monthly payment calculated under Paragraph (a), above.

                (c) Society or a Subsidiary shall arrange to provide the Executive, for 24 months following the Termination Date, with medical benefits (including, if applicable, dental), long term disability benefits, and group term life insurance benefits, in all cases at substantially the same level of coverage, and subject to the same (by dollar amount) employee contribution requirement (if any), as those which the Executive was receiving or entitled to receive as an officer of Society or its Subsidiary on the Termination Date.

                (d) For 24 months following the Termination Date, Society shall cause the Executive to continue to be covered by and to participate in all Society Retirement Plans and Society Savings Plans that the Executive was entitled to be covered by and participating in as an officer of Society or its Subsidiary on the Termination Date, except where such coverage or participation is "impermissible," as defined below. For purposes of determining the benefits, if any, to be provided to the Executive under


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this Paragraph (d): (i) the 24 month period following the Termination Date that the Executive is entitled to continued coverage by and participation in such plans shall be included in determining the Executive's years of service; (ii) the Executive's base salary during such 24 month period shall be deemed to be the amount the Executive receives under clause (i) of Paragraph (a) of this
Section 2 and that portion of the amount payable under clause (ii) of Paragraph (a) of this Section 2 that is attributable to incentive compensation paid under the Society Management Incentive Compensation Plan shall be deemed to be incentive compensation paid under the Society Management Incentive Compensation Plan; and (iii) the Executive, if not already fully vested under the Society Supplemental Retirement Plan will be treated as immediately vested under that plan without regard to age or years of service. For purposes of this Paragraph (d), the Executive's continued coverage by and participation in any of the Society Retirement Plans and Society Savings Plans will be deemed to be "impermissible" if such a continuation would violate the provisions of such plan, would cause such plan to fail to be qualified under Section 401(a) of the Internal Revenue Code, or would be unlawful. If, during the 24 month period referred to in this Paragraph (d), Society determines in good faith that




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continuing, after the Termination Date, the Executive's coverage by and participation in any of the Society Retirement Plans or any of the Society Savings Plans is impermissible, Society shall not be required to cause the Executive to continue to be covered by and to participate in such affected plan or plans, but in lieu thereof, Society shall, within 45 days after the end of such 24 month period, pay to the Executive a lump-sum amount, with respect to each such plan in which the Executive's coverage or participation ceased for any time during such 24 month period, equal to (x) in the case of any of the Society Savings Plans, the aggregate maximum amount of the employer matching contributions which would have been, but were not, credited to the Executive's account if the Executive had, at all times during such 24 month period, continued to be and participate in that plan to the maximum extent permitted, and (y) in the case of any of the Society Retirement Plans, the difference between the actuarial equivalent of the benefit under that plan which the Executive would have received if the Executive had, at all times during such 24 month period, continued to be covered by and participate in that plan and had thereafter elected to receive a straight life annuity at age 65 under that plan and the actuarial equivalent of the actual benefit paid or payable to the Executive under that plan determined as if the Executive had




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elected to receive a straight life annuity at age 65 under that plan. For purposes of determining these actuarial equivalents, the discount rate used shall be the lowest "immediate annuity rate" published by the Pension Benefit Guaranty Corporation under PBGC Regulation Section 2619 for plans with valuation dates during the 90-day period ending on the Termination Date and the accrual formulas and actuarial assumptions utilized shall be the most favorable to the Executive of those in effect with respect to that plan during the 90-day period prior to the Termination Date. All determinations and calculations required to be made under sub-clauses (x) and (y) of this Paragraph (d) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Society and the Executive within 30 days after the end of such 24 month period. All such determinations and calculations by the Accounting Firm shall be final and binding upon Society and the Executive.

The payments under Paragraph (a) of this Section 2 and the benefits required to be provided by Paragraphs (c) and (d) of this Section 2 are subject to reduction or earlier termination, as the case may be, as provided in Section 4 of this Agreement in the event that the Executive accepts Full-time Employment with an Unaffiliated Employer within 24 months following the Termination Date. The payments provided in




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this Section are also subject to reduction as provided in Section 8 dealing with excess parachute payments.

        3. REIMBURSEMENT OF CERTAIN EXPENSES AFTER A CHANGE OF CONTROL.

                (a) From and after a Change of Control, Society shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by the Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.

                (b) From and after a Change of Control, Society shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by the Executive, of prosecuting any action to compel Society to comply with the terms of this agreement upon receipt from Executive of an undertaking to repay Society for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that the Executive had no reasonable grounds for bringing that action (which determination need not be made simply because the Executive fails to succeed in the action).

                (c) From and after a Change of Control, expenses (including attorney's fees) incurred by the Executive in defending any action, suit, or proceeding commenced or threatened against the Executive for any action or failure to act as an employee, officer, or director of Society or any Subsidiary shall be paid by


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Society, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Executive in which the Executive agrees to reasonably cooperate with Society or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (i) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the Executive's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Society or a Subsidiary or (ii) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that the Executive is not entitled to be indemnified. The provisions of this Paragraph (c) shall not apply if the only liability asserted against the Executive in such action, suit, or proceeding is against the Executive in the Executive's status as a director pursuant to Section 1701.95 of the Ohio Revised Code.

                4. NO SET-OFF; NO OBLIGATION TO SEEK OTHER EMPLOYMENT OR TO OTHERWISE MITIGATE DAMAGES. Society's obligation to make the payments provided for in this




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Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which Society or any of its Subsidiaries may have against the Executive; provided, however, if the Executive is indicted or charged by information in criminal proceedings on account of theft from Society or its Subsidiary, Society may thereafter suspend payments under this Agreement pending conclusion (including available appeals) of such criminal proceedings and, if the Executive is convicted at the conclusion of the criminal proceedings of theft from Society or its Subsidiary, Society may set-off amounts owing under this Agreement against the amounts taken by theft by the Executive; otherwise, at the conclusion of the criminal proceedings without the Executive being convicted of theft from Society or its Subsidiary, all suspended payments shall be immediately paid to the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as provided in the next following sentence, the amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive's employment. In the event that the Executive accepts Full-time Employment with an Unaffiliated Employer within 24 months following the Termination Date:


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                (i) the Executive shall, within five business days after
        accepting such employment, notify Society of such fact,

                (ii) as long as Society is obligated to continue to make monthly compensation continuation payments under Paragraph (a) of
        Section 2 of this Agreement, the Executive shall, by the fifth business day of each month occurring after accepting such employment, notify Society of the amount of cash compensation the Executive received during the preceding month from the Executive's new employer,

                (iii) each remaining monthly compensation continuation payment under Paragraph (a) of Section 2 of this Agreement shall be reduced (but in no event to less than zero) by the amount of cash compensation received by the Executive from the Executive's employment with the Executive's new employer during the month preceding the month in which such payment is made, and

                (iv) Society's obligation to provide the Executive with benefits under Paragraphs (c) and (d) of Section 2 of this Agreement shall cease on the date that the Executive commences Full-time Employment with an Unaffiliated Employer instead of at the end of the 24 month period specified in Paragraphs (c) and (d) of Section 2 of this Agreement; at each place in such Paragraphs (c) and (d) that there is a reference to a 24 month period, the reference shall be deemed to be to the period from the Termination Date to the commencement date of Full-time Employment with an Unaffiliated Employer; and if Society has an obligation to make a lump-sum payment under clauses (x) or (y) of Paragraph (d) of Section 2, such lump-sum payment shall be made within 45 days after the date that the Executive commences Full-time Employment with an Unaffiliated Employer for the period from the Termination Date to such commencement date.

                5. NO EFFECT ON OTHER PLANS OR RIGHTS. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's rights, or rights which would accrue solely as a result of the passage of



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
time, under any incentive compensation plan, stock option or stock appreciation rights plan, retirement or supplemental retirement plan, stock purchase and savings plan, disability or insurance plans, or other similar contract, plan or arrangement of Society or any Subsidiary. If the Executive becomes entitled to receive any payments under this Agreement as a result of termination of the Executive's employment following a Change of Control, those payments shall be in lieu of any and all other claims or rights that the Executive may have for severance, separation, and/or salary continuation pay upon that termination of the Executive's employment.

        6. INDEMNIFICATION. Society shall indemnify the Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if the Executive is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of Society or any Subsidiary, or is or was serving at the request of Society or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 6 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or the




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
regulations of Society or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

                7. DISABILITY. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Society or any Subsidiary for any period by reason of disability of the Executive, as a result of accidental bodily injury or sickness, Society will pay and provide to the Executive all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Society through the earliest of the following dates: (a) the first date on which the Executive is no longer so disabled to such an extent that the Executive is unable to perform services for Society, (b) the date on which the Executive becomes eligible for payment of long term disability benefits under the Society Long Term Disability Plan, (c) the date on which Society has paid and provided 24 months of compensation and benefits to the Executive during the Executive's disability, or (d) the date of the Executive's death.

                8. EXCESS PARACHUTE PAYMENT REDUCTION. Anything in this Agreement to the contrary notwithstanding, in


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
the event it shall be determined that any payment or distribution by Society or any of its Subsidiaries to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by Society for Federal income tax purposes because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by Society because of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder. For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code and applicable regulations promulgated thereunder. All determinations required to be made under this Section 8 shall be made by the Accounting Firm which shall provide detailed supporting calculations both to Society and the Executive within 30 days after the Termination Date or such earlier time as is requested by Society. Society and the Executive shall cooperate with each other and the Accounting Firm and will provide necessary information so that the Accounting Firm may make all such determinations. All such determinations by the Accounting Firm shall be final and binding upon Society and the Executive. The Executive shall determine which of the Agreement Payments (or, at the election of the Executive, other payments) shall be eliminated or reduced consistent with the requirements of this Section 8, provided that, if the Executive does not make such determination within 20 days of the receipt of the calculations made by the Accounting Firm, Society shall elect which of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 8 and shall notify the Executive promptly of such election. As a result of the uncertainty in the application of Section 280G of the Internal Revenue Code and applicable regulations promulgated thereunder at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will be made by Society which should not have been made ("Overpayment") or that additional Agreement Payments will not be made by Society which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Society together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually; provided, however, that no amount shall be payable by the Executive to Society (or if paid by the Executive to Society, such payment shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Internal Revenue Code. In the event that the Accounting Firm or a court of competent jurisdiction (in a final judgment as to which the time for appeal has lapsed or no appeal is available) determines at any time that an Underpayment has occurred, any such Underpayment shall be promptly paid by Society to or for the benefit of the Executive together with interest at the applicable short-term Federal rate provided for in Section 1274(d)(1) of the Internal Revenue Code, compounded semi-annually.

                9. TAXES; WITHHOLDING OF TAXES. Without limiting the right of Society or its Subsidiary to withhold taxes pursuant to this Section, the Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments and benefits provided in this Agreement, including, without limitation, the payments and benefits provided under Section 2 of this Agreement. Society or its Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Society shall determine to be required pursuant to any law or government regulation or ruling.

                10. SUCCESSOR TO SOCIETY. Society will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation or bank, unless such other corporation or bank shall assume this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption the successor corporation or bank shall become obligated to perform the obligations of Society under this Agreement, and the term "Society" as used in this Agreement shall be deemed to refer to such successor corporation or bank.

                11. PAYMENTS TO CONTINUE AFTER EXECUTIVE'S DEATH. If, at the time of the Executive's death, the Executive is entitled to receive payments under this Agreement, all amounts still payable in accordance with the terms of this Agreement shall be paid to the individual or trust designated in a writing delivered to Society by the Executive prior to the Executive's death (with the Executive having the right to change from time to time such designation by delivering to Society prior to the Executive's death a new written designation) or, if there is no such designation, to the Executive's estate. As provided in the preceding sentence, this Agreement will inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, successors, heirs, and designees.

                12. TERM OF THIS AGREEMENT. This Agreement shall be effective immediately and shall continue in full force and effect until terminated as provided in this Section 12.

               (a) This Agreement shall automatically terminate on the first date occurring before a Change of Control on which both: (i) the Executive is neither an elected officer of Society nor an elected officer of any Subsidiary; and (ii) it is not contemplated that the Executive will be elected an officer of Society or any Subsidiary within 60 days thereafter; provided, however, that any termination of employment of the Executive or removal of the Executive as an elected officer done primarily in contemplation of a Change of Control shall be deemed to be a termination or removal of the Executive as of immediately after such Change of Control, if such Change of Control in fact occurs, for purposes of this Agreement.

                (b) Before a Change of Control, Society may terminate this Agreement by giving the Executive not less than twelve months' prior written notice of its intention to terminate this Agreement; provided, however, that any such notice of intention to terminate shall not be effective if a Change of Control occurs during such twelve month period, and, provided further, that Society shall in no event give a notice under this Paragraph (b) prior to February 22, 1995.

After a Change of Control, this Agreement may not be terminated. However, in the event the Executive's employment with Society and its Subsidiaries continues for two years or more following the occurrence of a Change of Control, then, for all purposes of this Agreement, such Change of Control shall thereafter be treated as if it never occurred.

                13. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                If to Society or a Subsidiary:

                Society Corporation
                800 Superior Avenue
                Cleveland, Ohio 44114
                Attention: Secretary

                If to the Executive:

                ___________________________
                ___________________________
                ___________________________
                ___________________________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                14. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Society or the Executive to have the Executive continue as an officer of Society or a Subsidiary or to remain in the employment of Society or a Subsidiary.

                15. ADMINISTRATION. Society shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All payments under this Agreement shall be made solely from the general assets of Society or one of its Subsidiaries, and the Executive shall have the rights of an unsecured general creditor of Society. All expenses incurred to or costs of the Accounting Firm are the responsibility of Society.

                16. CLAIMS REVIEW PROCEDURE. Whenever Society decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Agreement by the Executive, Society shall transmit a written notice of its decision to the Executive, which notice shall be written in a manner calculated to be understood by the Executive and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Executive that, within 60 days of the date on which the Executive receives such notice, the Executive may obtain review of the decision of Society in accordance with the procedures hereinafter set forth. Within such 60-day period, the Executive or the Executive's authorized representative may request that the claim denial be reviewed by filing with Society a written request therefor, which request shall contain the following information:

                (i) the date on which the request was filed with Society,

                (ii) the specific portions of the denial of the Executive's claim which the Executive requests Society to review, and

                (iii) any written material which the Executive desires Society to examine.

Within 30 days of the date specified in clause (i) of this Section, Society shall conduct a full and fair review of its decision to deny the Executive's claim for benefits and deliver to the Executive its written decision on review, written in a manner calculated to be understood by the Executive, specifying the reasons and the Agreement provisions upon which its decision is based. Nothing in this Section shall be construed as limiting or restricting the Executive's right to institute legal proceedings in a court of competent jurisdiction to enforce this Agreement after complying with the procedures set forth in this Section or as limiting or restricting the scope of the court's review (which review shall be de novo); provided, further, that the failure of the Executive to comply with the procedures set forth in this Section shall not bar or prohibit the subsequent compliance by the Executive with those procedures and thereafter the Executive shall have the right to institute legal proceedings to enforce this Agreement.

                17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                18. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Society. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                 SOCIETY CORPORATION

                                 By_____________________
                                   Robert W. Gillespie
                                   Chairman of the Board and
                                   Chief Executive Officer
                                   THE "EXECUTIVE"

                                 ________________________
                                 _____________ (type name)